FEDERAL SIGNAL CORPORATION LOWERS EARNINGS
                    GUIDANCE CITING WEAKER MUNICIPAL MARKETS

Oak Brook, Illinois, September 24, 2003 - Federal Signal Corporation announced a reduction in earnings guidance for the third quarter to $.20 to $.22 per share from the previous estimate of $.29 to $.33 provided in mid-July. The revised earnings outlook is due mainly to lower projected sales for the quarter, reflecting lower than expected demand from U.S. municipal customers, lower production at U.S. Fire Rescue operations and delays in installation of key airport parking systems.

Joseph J. Ross, chairman and chief executive officer, stated, "The company remains solidly profitable and is generating steady cash flow. However, our broad municipal customer markets have been weak for some time, and we are now seeing additional delays in spending since the beginning of the July 1 budget year for many municipalities. We are reducing our estimates for sales of higher margin police products and our most expensive fire apparatus - aerial ladders and platforms. Operational progress in our U.S. Fire Rescue operations in the third quarter has not been at the rate we anticipated, thus slowing down deliveries and increasing production costs in the quarter.

"Separately, our Safety Products Group has experienced temporary installation delays due mainly to finalizing customer specifications on two large airport parking systems. The impact of the parking system project delays will not impact profitability on the projects, but will defer some revenue and earnings into 2004 previously forecast for 2003.

"Given the lower near-term market outlook, we are aggressively pursuing reductions in our cost base, including headcount reductions in selected businesses. These reductions are unfortunate but necessary given our business environment.

"Federal Signal's U.S. municipal and governmental sales comprised 43% of revenues in 2002. In general, we expect U.S. municipal demand to lag the broad U.S. economy by 18-24 months due to the timing of tax revenue receipts. However, the impact of the state and municipal budget downturn has been more severe and more prolonged than in previous recessions. Although the first quarter municipal and governmental orders were in line with 2002, subsequent months' orders have declined significantly, bringing year-to-date orders from this market segment about 10% below the prior year. The actions of many of our municipal customers with recently approved July 1 budgets have been especially severe. We cannot be confident of significant improvement in these markets until the broader economic recovery has been underway for some time. Our full-year earnings estimate for 2003 has accordingly been reduced to $.80 to $.85 per share."

Federal Signal Corporation will host a live conference call on Thursday, September 25, 2003 at 2:00 p.m. Eastern Time to discuss these broad adverse trends and answer questions about this release. The company will provide a complete operational and financial update, and provide more detailed guidance at its regularly scheduled quarterly earnings conference call on October 22, 2003.

The conference call will be broadcast live over the Internet with Joseph J. Ross and Stephanie K. Kushner, vice president and chief financial officer.

      What:       Federal Signal Corporation Conference Call

      When:       Thursday, September 25, 2003  -  2:00 p.m. Eastern Time

      Where:      http://www.federalsignal.com/

      How: Live over the Internet - simply log on to the web at the above address

      Contact:    Sherri Deno, 630-954-2022 or sdeno@federalsignal.com

If you are unable to participate during the live webcast, the call will be archived on the company's website shortly after the call concludes through 5:00 p.m. Eastern Time, Thursday, October 2, 2003. To access the replay, choose the Investor Relations option from the navigation bar on Federal Signal's website, then select the Webcasts option.

(Minimum requirements to listen to broadcast: Windows Media Player software, downloadable free from www.microsoft.com/windows/windowsmedia/EN/default.asp and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

Federal Signal Corporation is a global manufacturer of leading niche products in four operating groups: environmental vehicles and related products, fire rescue vehicles, safety and signaling products, and consumable industrial tooling. Based in Oak Brook, Illinois, the company's shares are traded on the New York Stock Exchange under the symbol FSS.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.

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